UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Equitable Resources, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information regarding the company’s annual incentive program is provided as further support for the Board of Director’s recommendation that shareholders vote Against item no. 4 on the proxy card (Shareholder Proposal on Pay-For-Superior Performance).

In December 2005, the Compensation Committee approved the target annual incentive pool under the company’s short-term incentive plans from which employee and officer bonuses would be paid as well as the internal and external measures used to calculate the actual 2006 annual incentive pool.  Each measure was given an assigned weighting.  The measures and assigned weightings for 2006 were:

MEASURES	WEIGHTING
• the company’s return on total capital (“ROTC”) compared to the Short-Term Peer Group;	30%
• earnings per diluted share (which may be adjusted for the effect of exogenous factors including weather, commodity prices and acquisitions and divestitures, as so adjusted “adjusted EPS”) growth rate compared to the Short-Term Peer Group;	10%
• adjusted EPS growth internally year over year on a sliding scale; and	40%
• business unit Value Driver performance	20%

These weightings result in a target multiplier of 1.0 which could be increased (but could not exceed 2.0) or decreased (as low as 0) based on the actual performance on each measure, as follows:

Performance	Pay-out Multiple
RELATIVE ROTC
Less than Median	0.00X
Second Quartile (Target)	1.00X
First Quartile*	2.00X

Performance	Pay-out Multiple
RELATIVE ADJUSTED EPS GROWTH RATE
Less than Median	0.00X
Median (Target)	1.00X
First Quartile*	2.00X

Performance	Pay-out Multiple
INTERNAL ADJUSTED EPS GROWTH RATE (2005 TO 2006)
Less than 0%	0.00X
5% (Target)	1.00X
15%*	2.00X

Performance	Pay-out Multiple
BUSINESS UNIT VALUE DRIVERS
Did Not Meet	0.00X
Met (Target)	1.00X
Exceeds	2.00X

* The Compensation Committee may in its discretion increase the pay-out multiple for best in class performance in relative ROTC and relative adjusted EPS growth rate and for adjusted internal EPS growth rate in excess of 15%; provided that the aggregate weighted average multiple may not exceed 2.00X.

The overall incentive pool from which annual incentive payments are made is determined, using the weightings above, by applying the actual performance on each measure to the pay-out multiples described.  In 2006, the Company was in the first quartile for relative ROTC (for a multiplier of 2.00X) and the second quartile for relative adjusted EPS growth rate (for a multiplier of 1.50X), achieved internal adjusted EPS growth in excess of 10% (for a multiplier of 1.31X), and did not fully meet its business unit value drivers (for a multiplier of ..92X).  In applying these multipliers to the weightings above for each performance measure, the 2006 incentive pool was determined to be 1.46X of the target pool.  The primary determinant for individual annual incentive payout for the named executive officers (and other participants) assuming good individual performance, is the size of the actual pool compared to the size of the target pool.  Stated differently, in 2006 with an actual incentive pool equal to 146% of the target pool, the named executive officers received a weighted average payout equal to 154% of their aggregate target annual incentive.